Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Announces Significant Refinancing Transactions and Amended Royalty Agreement Extending Vast Majority of Its Debt Maturities into 2028 and 2029

– $148.0 Million (86%) of Existing Convertible Notes due in 2025 to be Exchanged for $111.0 Million of New Convertible Notes due in 2029 and Warrants –

– Issues New $100.0 Million Senior Secured Term Loan due in 2028 –

– Repays Principal Portion and Amends Royalty Agreement with HealthCare Royalty –

NEWTON, Mass. – May 8, 2024 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, announced today that it has entered into a series of financing transactions that will extend the Company’s debt maturities into 2028 and 2029, well beyond the Company’s planned Phase 3 data readouts in 2025.

“We are extremely pleased to have accomplished several important objectives for Karyopharm and our shareholders with this refinancing. We successfully strengthened our balance sheet by extending the maturity of the vast majority of our debt obligations well beyond the planned readouts and potential approvals of our three ongoing Phase 3 programs,” said Richard Paulson, President and Chief Executive Officer of Karyopharm. “With the demonstrated strong commitment from HealthCare Royalty and our top convertible note holders, we have enhanced our ability to unlock the potential of selinexor.”

Convertible Notes Exchange

As part of these refinancing transactions, on May 8, 2024, the Company entered into privately negotiated agreements with certain funds managed by each of Braidwell LP, Highbridge Capital Management, LLC, Davidson Kempner Capital Management LP and Context Capital Management, the top four holders of the Company’s outstanding 3.0% Convertible Notes due 2025 (the 2025 Convertible Notes) to exchange approximately $148.0 million aggregate principal amount out of the $172.5 million aggregate principal amount of the 2025 Convertible Notes then outstanding for approximately $111.0 million aggregate principal amount of the Company’s newly issued 6.0% Convertible Notes due 2029 (the 2029 Convertible Notes), plus warrants to purchase up to approximately 46.0 million shares of the Company’s common stock, at an exercise price of $1.10 per share. Exchanging holders will receive 2029 Convertible Notes having a principal amount equal to 75% of the principal amount of 2025 Convertible Notes exchanged by them (i.e., $750 in principal amount of 2029 Convertible Notes for each $1,000 in principal amount of 2025 Convertible Notes surrendered in exchange). The 2029 Convertible Notes will be secured on a second-lien basis by the same collateral that secures the Secured Term Loan.

The exchange transactions are anticipated to close on or around May 13, 2024, subject to customary closing conditions.

In addition, certain entities managed by HealthCare Royalty Management, LLC (HCRx) will purchase $5.0 million of the 2029 Convertible Notes in satisfaction of $5.0 million of the Company’s existing obligations to HCRx. The 2029 Convertible Notes will be convertible into shares of the Company’s common stock at the option of holders of the 2029 Convertible Notes at an initial conversion rate of 444.4444 shares of the Company’s common stock per $1,000 principal amount of the 2029 Convertible Notes (which is equivalent to an initial conversion price of $2.25 per share, a premium of approximately 105% above the closing price of the Company’s common stock on May 7, 2024).

Targeting Disease at the Nuclear Pore

New $100.0 Million Senior Secured Term Loan

On May 8, 2024 (the Term Loan Closing Date), the Company also entered into a new $100.0 million first lien senior secured term loan facility (the Secured Term Loan). The lenders under the Secured Term Loan include certain holders of the 2025 Convertible Notes and HCRx, with existing holders of the 2025 Convertible Notes funding $85.0 million and HCRx funding $15.0 million through satisfaction of approximately $15.0 million of the Company’s existing obligations to HCRx. The Secured Term Loan matures in May 2028 and accrues interest at a rate of Secured Overnight Financing Rate (SOFR) plus 9.25%. Amortization payments will commence 24 months after closing.

Karyopharm intends to use $49.5 million of the proceeds from the Secured Term Loan to repay royalty payment obligations owed to HCRx under its existing Revenue Interest Financing Agreement (the Financing Agreement), as described below, which, together with the satisfaction of HCRx obligations through the delivery of $5.0 million in 2029 Convertible Notes and $15.0 million of the Secured Term Loan to HCRx, will reduce the maximum amount owed to HCRx thereunder to $128.3 million. The remainder of the proceeds of approximately $30.0 million from the Secured Term Loan are intended to be used to pay transaction expenses and for general corporate purposes, including to support the Company’s ongoing and planned clinical trial activities.

Amended HealthCare Royalty Agreement

In addition, on the Term Loan Closing Date, the Company entered into an amendment to the Financing Agreement with HCRx pursuant to which the Company (i) made a $49.5 million cash payment to HCRx; (ii) agreed to deliver a $15.0 million Secured Term Loan note to HCRx in a cashless exchange of existing obligations under the Financing Agreement with HCRx; and (iii) agreed to deliver $5.0 million of 2029 Convertible Notes to HCRx. Further, the royalty rate on Karyopharm’s worldwide net revenue of selinexor and any other future products was reduced from a tiered schedule resulting in a rate of 12.5% just prior to the Term Loan Closing Date to a flat 7.0%. The Financing Agreement with HCRx will be secured on a second-lien basis.

The transactions described in this press release are further described in a Current Report on Form 8-K to be filed today with the U.S. Securities and Exchange Commission.

J. Wood Capital Advisors LLC acted as financial advisor to Karyopharm and Wilmer Cutler Pickering Hale and Dorr LLP acted as legal counsel to Karyopharm in connection with these transactions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the 2029 Convertible Notes or any other securities, nor shall there be any offer, solicitation or sale of the 2029 Convertible Notes or any other securities (including the shares of Karyopharm’s common stock issuable upon conversion of the 2025 Convertible Notes, if any) in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

Targeting Disease at the Nuclear Pore

Conference Call Information

Karyopharm will host a conference call on May 8, 2024, at 8:00 a.m. Eastern Time, to discuss the first quarter 2024 financial results, the transactions described herein and other company updates. To access the conference call, please dial (800) 836-8184 (local) or (646) 357-8785 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company whose dedication to pioneering novel cancer therapies is fueled by a belief in the extraordinary strength and courage of patients with cancer. Since its founding, Karyopharm has been an industry leader in oral compounds that address nuclear export dysregulation, a fundamental mechanism of oncogenesis. Karyopharm’s lead compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications. It has also received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including Europe and the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting indications in multiple high unmet need cancers, including in multiple myeloma, endometrial cancer, myelofibrosis, and diffuse large B-cell lymphoma (DLBCL). For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on LinkedIn and on X at @Karyopharm.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the anticipated benefits of and activities under the refinancing transactions, expectations for our use of proceeds from the Secured Term Loan and our expected cash runway; the expected closing date for the exchange transactions and the Company’s ability to complete the exchange transactions; expectations with respect to commercialization efforts; the ability of selinexor to treat patients with multiple myeloma, endometrial cancer, myelofibrosis, diffuse large B-cell lymphoma, and other diseases; and expectations with respect to the clinical development plans and potential regulatory submissions of selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm’s drug candidates, including selinexor and eltanexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval;

Targeting Disease at the Nuclear Pore

Karyopharm’s results of clinical trials and preclinical trials, including subsequent analysis of existing data and new data received from ongoing and future trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical trials; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; the direct or indirect impact of the COVID-19 pandemic or any future pandemic on Karyopharm’s business, results of operations and financial condition; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the Securities and Exchange Commission (SEC) on February 29, 2024, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Elhan Webb, CFA

Senior Vice President, Investor Relations

617.658.0600 | elhan.webb@karyopharm.com

Media:

Stacy Nobles

Head of Corporate Communications

617.658.0540 | stacy.nobles@karyopharm.com